Command Security Corporation
                                 Lexington Park
                                    Route 55
                            Lagrangeville, N.Y. 12540

                                                                February 3, 2006

Jericho State Capital Consulting LLC
300 W. 55th Street, Suite 2-V
New York, NY 10019
Attention:  Mr. Richard Chwatt

Dear Mr. Chwatt:

This letter agreement (this "Agreement") will serve to confirm the agreement between Command Security Corporation (the "Company"), and Jericho State Capital Consulting LLC ("Consultant") regarding the engagement of Consultant by the Company, on a non-exclusive basis, commencing upon, and subject to, the execution of that certain agreement (the "Giuliani Agreement") dated the date hereof between the Company and Giuliani Security & Safety LLC ("GSS") (relating to the creation of a consulting relationship between the Company and GSS). Therefore, in consideration of the foregoing and of the mutual agreements, undertakings, representations and warranties contained in this Agreement, the parties hereby agree as follows:

      1. Consultant's Fee. In consideration of the introduction by the Consultant of the Company to GSS, the Company shall on the date hereof grant to Consultant a warrant (the "Initial Warrant") that entitles the Consultant to purchase an aggregate of three hundred fifty thousand (350,000) shares of the Company's common stock, par value $0.0001 per share ("Common Stock"), at a price of $2.00 per share (subject to adjustment as provided in such Consultant's Warrant). The Consultant's Warrant shall vest immediately in full upon the execution and delivery of the Giuliani Agreement by the parties thereto, and shall be substantially in the form attached hereto as Exhibit A. In the event that the Giuliani Agreement is extended for an additional one-year period following the initial 12-month term thereof (the "Initial Term") or the Company and GSS otherwise enter into another commercial relationship following the Initial Term under another agreement with a term of at least 12 months following the Initial Term, then, commencing on the first anniversary of the Giuliani Agreement, the Company shall grant the Consultant an additional warrant (the "Additional Warrant") to purchase one hundred fifty thousand shares (150,000) of Common Stock at a price of $2.00 per share (subject to adjustment as provided in such Consultant's Warrant). The shares of Common Stock underlying the Initial Warrant and the Additional Warrant (if granted) shall be entitled to certain "piggyback" registration rights pursuant to a customary Registration Rights Agreement.

      2. Ongoing Services. Consultant will use best efforts to: (i) familiarize itself with the business, operations, financial condition, and prospects of the Company; and (ii) endeavor to identify and introduce one or more Target Companies (as defined below) to the Company with whom the Company and any such Target Company may have an interest in engaging in an Acquisition Transaction. Prior to contacting a Target Company, Consultant will provide the Company with notice of the name and such other information as the Company shall reasonably request regarding such Target Company, and if the Company so requests, Consultant shall not initiate discussions with such Target Company and such Target Company shall not be considered a "Target Company" for purposes of this Agreement. An "Acquisition Transaction" shall mean any transaction or series or combination of transactions, other than in the ordinary course of trade or business, whereby, directly or indirectly, control of or an interest in a Target Company in the security industry or any of its businesses, stock or assets is transferred to the Company or any of its affiliates. A "Target Company" shall mean any company in the security industry that the Company seeks to acquire in an Acquisition Transaction. In addition, Consultant will use its best efforts to interface with GSS in connection with services that GSS will be providing to the Company and Consultant shall serve as a liaison between GSS and the Company in order to update each with respect to each other's activities, opportunities and developments as relates to the services to be performed by GSS under its agreement with the Company. In consideration of these services, the Company shall pay to Consultant a fee equal to ninety thousand dollars ($90,000) upon execution of this Agreement. Further, in the event the Giuliani Agreement is extended, or the Company and GSS otherwise enter into another commercial relationship following the Initial Term, the Company shall pay the Consultant monthly installments of seven thousand five hundred dollars ($7,500) on the first business day of each month that the Giuliani Agreement is so extended (or during the period of such other commercial relationship), but in no event shall such payments continue for more than 31 months from the initial execution date of the Giuliani Agreement (or provide for payments in the aggregate of more than an additional $135,000), after which time all payment obligations of the Company to Consultant hereunder shall terminate).

      3. Information. The Company agrees to furnish to Consultant, upon Consultant's request, all reasonable information and data concerning the Company (the "Information") which Consultant reasonably deems appropriate and necessary for purposes of rendering his services hereunder, and will provide Consultant with access to officers, directors, employees and advisors of the Company at reasonable times and upon reasonable advance notice.

      4. Representations and Warranties. (a) Each of Consultant and the Company represent and warrant to the other: (i) that such party has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) that such party has taken all necessary action to authorize the execution, delivery and performance of this Agreement; (iii) that this Agreement constitutes a valid and binding obligation, enforceable against such party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally; and (iv) that such party does not need to obtain any authorizations, approvals, consents or licenses from any regulatory body or authority for the valid execution or delivery of this Agreement or, if so required, all such authorizations, approvals, consents or licenses have been obtained and are in full force and effect.


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

      (b) In connection with the issuance to Consultant of the Initial Warrant and, if applicable, the Additional Warrant, and any exercise thereof, Consultant represents and warrants to the Company that Consultant: (i) is an "accredited investor" as defined in Rule 501 under the Securities Act of 1933, as amended (the "Act"), and has sufficient knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company; (ii) will acquire the Consultant's Warrant and the underlying shares of Common Stock (collectively, the "Fee Securities") for its own account and not for any other person or entity, for investment only and with no intention of distributing or reselling (and he will not distribute or resell) such Fee Securities or interest therein, in any transaction that would violate the Act, or state securities laws; and (iii) has no binding contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge to such person the Fee Securities, or any interest therein, and Consultant has no present plans to enter into any such contract, undertaking, agreement or arrangement.

      5. Legal Compliance. Consultant hereby covenants, represents and warrants that at all times: (i) Consultant's services for the Company have been and will be performed in strict compliance with the laws of the United States, including the Act and the Securities Exchange Act of 1934, as amended, the laws of any country or state in which Consultant engages in any activity pursuant to this Agreement, and the Company's instructions, policies and procedures as provided to Consultant from time to time and (ii) without limiting the generality of the foregoing, when providing services hereunder, Consultant will engage in no act or practice that would, directly or indirectly, constitute a general solicitation or general advertising for purposes of Regulation D under the Act.

      6. Indemnification. The Company, on the one hand, and Consultant, on the other hand, each agree to indemnify, defend and hold harmless the other and their respective directors, officers, partners, stockholders, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons (collectively "Representatives"), from and against any and all losses, claims, damages, liabilities or expenses (including reasonable attorney's fees and expenses) (collectively "Losses") incurred by the indemnified party insofar as such Losses arise out of or relate to a breach of any of the representations, warranties or covenants of the indemnifying party hereunder; provided, however, that the indemnifying party shall not be liable if any Losses resulted primarily from the gross negligence or willful misconduct of the indemnified party. The preceding indemnification provisions shall survive the termination of this Agreement.

      7. Term. The term of this Agreement shall commence on the date hereof and shall terminate upon the earlier to occur of (i) termination of the Giuliani Agreement or (ii) thirty-one (31) months following the effective date of the Giuliani Agreement. Neither termination nor completion of this Agreement shall affect the indemnification or confidentiality provisions contained herein.

      8. Notices. Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be mailed by certified mail, return receipt requested, or by Federal Express, Express Mail or similar overnight delivery or courier service or delivered (in person or by telecopy, telex or similar telecommunications equipment) against receipt to the party to whom it is to be given to the address of such party set forth above.


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

      9. Parties. This Agreement shall inure solely to the benefit of and shall be binding upon, the parties and their respective successors and designated assigns and, except as otherwise specifically provided for herein, no other person shall have or be construed to have any legal or equitable right, remedy or claim under or in respect of or by virtue of this Agreement.

      10. Confidential Information. The parties acknowledge and agree that in connection with this Agreement, the Company or its Representatives, may disclose Confidential Information (as defined below) to Consultant or its Representatives. For purposes of this Agreement, the term "Confidential Information" means the operations and business prospects of the Company and any information, ideas, concepts, strategies, data or know-how of the Company or its Representatives, that has previously been or will hereinafter be disclosed (whether written or oral) by the Company or its Representatives to Consultant or its Representatives in connection with this Agreement, including, without limitation, the Information. Confidential Information does not include information, ideas, concepts, strategies, data or know-how that: (i) are in the possession of Consultant at the time of disclosure; (ii) are approved in writing for public release by the Company; (iii) were rightfully received by Consultant from third parties under no duty to keep it confidential; (iv) were independently developed by Consultant; or (v) are or become generally available to the public other than as a result of a disclosure by the Company or its Representatives in violation of this Agreement. Consultant, on behalf of itself and its Representatives, agrees: (i) not to use any Confidential Information disclosed to it for its own use or for any other purpose except to carry out discussions concerning this Agreement and (ii) to take all reasonable steps to protect the secrecy of and avoid disclosure or use of the Confidential Information by Consultant and its Representatives.

      11. Relationship. Nothing in this Agreement is intended by the parties to create any fiduciary relationship among them, nor to constitute any of them an agent, legal representative, subsidiary, joint venturer, partner, employee or servant of the other for any purpose. With respect to all matters relating to this Agreement, the Consultant shall be deemed to be an independent contractor and shall bear his own expenses in connection with this Agreement.

      12. Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York without giving effect to choice of law or conflicts of laws principles. The state and federal courts located in the Southern District of the State of New York, New York County shall have jurisdiction over any and all disputes arising out of or relating to this Agreement.

      13. Counterparts. This Agreement may be executed in any number of counterparts, including confirmed fax transmission, each of which shall be deemed to be an original, and both of which taken together shall be deemed to be one and the same instrument.

      14. Entire Agreement; Binding Nature. This Agreement: (i) constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding in effect prior to the date hereof, if any, and (ii) shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assignees, heirs, personal representatives and estate and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

      15. Assignment; Beneficiaries. This Agreement may not be assigned by any party without the prior written consent of the other party. Except as expressly provided in Section 6 hereof: (i) this Agreement is solely for the benefit of the parties hereto and (ii) no provision hereof shall create any right for any person not a party hereto, their successors and permitted assigns.


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

      16. Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable law, then such provision shall be deemed modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing such provision, and the rights and obligations of the parties shall be construed and enforced accordingly.

      17. Waiver, Modification or Amendment. No waiver, modification or amendment of any provision of this Agreement shall be effective, binding or enforceable unless in writing and signed by the party against which it is sought to be enforced.

If the above description of our understandings is agreeable to Consultant, please so indicate by executing this Agreement in the designated space below.

                                     Very truly yours,


                                     COMMAND SECURITY CORPORATION


                                     By:
                                         ---------------------------------------
                                         Barry I. Regenstein
                                         President and Chief Fiinancial Officer



Agreed to and accepted as of this __ day of February, 2006:


JERICHO STATE CAPITAL CONSULTING LLC



By:
    --------------------------------
    Richard Chwatt


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